Filed pursuant to Rule 424(b)(3)
                                                                 and Rule 424(c)
                                                       Registration No. 33-98728

                                   CREE, INC.

                              PROSPECTUS SUPPLEMENT
                              Dated March 29, 2000

            To Prospectus dated December 18, 1995, as supplemented by
                  the Prospectus Supplement dated May 24, 1996

The attached Prospectus for Cree, Inc., formerly known as Cree Research, Inc., is hereby supplemented as follows:

Professional Edge Fund, L.P., which is listed in the Prospectus as a selling shareholder, has assigned and transferred to Susquehanna Capital Group warrants to purchase 20,000 shares of Cree's common stock (as adjusted pursuant to the 2-for-1 stock split of Cree's common stock effective July 26, 1999). The following table sets forth certain information which amends the selling shareholders table of the Prospectus. Neither Professional Edge nor Susquehanna is an affiliate of Cree nor has either had a material relationship with Cree during the past three years.

                                                                             Percent of
                         No. of Shares of                    Shares         Common Stock
                           Common Stock         No. of     Beneficially     Owned After
                        Beneficially Owned      Shares     Owned After     Completion of
Name                   at March 1, 2000 (1)   Offered (1)  Offering (2)       Offering
----                   --------------------   -----------  ------------    -------------
Professional Edge                0                 0            0                -
Fund, L.P.
Susquehanna Capital           20,000            20,000          0                -
Group

---------------

(1) Consists solely of common stock issuable to the selling shareholder upon the exercise of currently exerciseable warrants to purchase shares of common stock at an exercise price of $13.6125 per share.

(2) Assumes that all shares of common stock offered by the selling shareholder are sold.